EXHIBIT 99.1

    Pacific Capital Bancorp Provides Update on Performance of 2007
        Refund Anticipation Loan and Refund Transfer Programs

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Oct. 29, 2007--Pacific Capital Bancorp (Nasdaq: PCBC) today announced updated results for the 2007 Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs. In the third quarter of 2007, the Company will record a provision for credit losses in the amount of $22.4 million to reflect increased losses on 2007 RALs.

    The increased losses result from additional customer and tax preparer fraud experienced in the 2007 RAL program. The Company made RALs to some of these taxpayers expecting them to be repaid by the customers' tax refunds when issued by the IRS. With the larger number of refund claims being denied because of fraud, the Company has concluded that the outstanding loans will most likely not be paid. The RAL-related provision for credit losses will negatively impact fully diluted earnings per share by $0.27 in the third quarter of 2007.

    The financial results of the core bank, which exclude the impact of the RAL/RT programs, are expected to meet or exceed the consensus analyst estimate for the third quarter of 2007.

    George S. Leis, President and Chief Executive Officer of Pacific Capital Bancorp, commented, "It has become apparent that fraud identification and monitoring processes utilized throughout the RAL industry - including those utilized by Pacific Capital Bancorp - have failed to match the effectiveness of newly implemented processes utilized by the IRS. This has resulted in the IRS identifying fraudulent returns that we did not catch and denying payment on those refunds. RALs that we had anticipated being paid off by tax refunds issued later in the 2007 filing season now appear to have been based on fraudulent returns that likely will not be paid by the IRS.

    "Based on our higher than normal loss rates experienced in the 2007 RAL program, we are in the process of significantly enhancing our underwriting criteria and fraud identification processes. We have identified a high concentration of losses associated with tax preparers and RAL customers possessing certain characteristics and we are implementing controls to significantly reduce our exposure to these types of individuals. Based on the changes we are making to our risk management platform, we are confident that we can reduce our losses in the 2008 RAL program to an acceptable level.

    "It should be clearly understood that RALs in no way facilitate fraudulent tax returns. It is our understanding that the newly implemented IRS processes have significantly increased the dollar amount of tax refunds that the IRS has held up due to suspected fraud, and this is completely unrelated to RAL usage. Banks that provide RALs have been victims of fraud this year at an unprecedented level and we intend to significantly reduce our fraud exposure in future years," said Leis.

    As of September 30, 2007, the Company will show $2.7 million in outstanding RALs remaining on the balance sheet, an amount that the Company has already fully collected in the month of October.

    The Company will hold a conference call today at 2:00 p.m. Pacific time / 5:00 p.m. Eastern time to discuss today's announcement. The dial-in number for the call is (800) 218-0204. A telephonic replay will be available shortly after the end of the call and can be accessed by dialing (800) 405-2236, passcode 11101317. A live webcast of the call will also be available on the investor relations section of the Pacific Capital Bancorp's web site at www.pcbancorp.com.

    Pacific Capital also announced that it has rescheduled its conference call to discuss third quarter 2007 financial results. The call will now be held on Thursday, November 1, 2007 at 8:00 a.m. Pacific time / 11:00 a.m. Eastern time. Financial results for the third quarter of 2007 will be released over the news wires before the market opens on Thursday, November 1, 2007.

    Pacific Capital Bancorp, with $7.4 billion in assets, is the holding company for Pacific Capital Bank, N.A., a nationally chartered bank that does business on the Central Coast of California under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, and First Bank of San Luis Obispo.

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions about the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, Senior Vice President
             Director, Investor Relations
             805-884-6680
             Debbie.Whiteley@pcbancorp.com